FOR IMMEDIATE RELEASE

Contact: Michael DeVeau

VP, Global Corporate Communications & Investor Relations

212.708.7164

Michael.DeVeau@iff.com

IFF Completes Acquisition of David Michael

NEW YORK – October 7, 2016 – International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF), a leading innovator of sensory experiences that move the world, today announced that it has successfully completed the previously announced acquisition of David Michael & Company, Inc.

Founded in 1896, David Michael is headquartered in Philadelphia, PA. The Company is well-known in the industry for its vanilla expertise, strength in the Dairy and Beverage categories, and relationships with dynamic, faster-growing middle-market customers.

With the completion of the acquisition, IFF will begin the process of merging David Michael and IFF-Ottens Flavors, acquired in 2015, to further reinforce its differentiated service model in the US for middle-market customers, thus driving growth and strengthening its North American flavors business.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,700 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at  www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

T  +212.765.5500

F  +212.708.7132

iff.com